Exhibit 10.1

SUMMARY SHEET OF DIRECTOR COMPENSATION

The following summary sets forth current rates of cash and equity compensation for non-management directors, effective immediately following the May 13, 2010 Board meeting.

Compensation Item	Prior Compensation	New Compensation
Cash Compensation
Board Annual Retainer	$50,000	$50,000
Audit Committee
Chair Annual Retainer	$12,000	$18,000
Member Annual Retainer	$8,000	$8,000
Compensation Committee
Chair Annual Retainer	$10,000	$15,000
Member Annual Retainer	$6,000	$6,000
Nominating & Corporate Governance Committee
Chair Annual Retainer	$7,500	$10,000
Member Annual Retainer	$5,000	$5,000
Committee Meeting Fees (all committees; includes telephone meetings)	$1,000	$—
Equity Compensation (Restricted Stock/Restricted Stock Units)
Independent Chair Retainer	$75,000	$150,000
Board Annual Retainer	$100,000	$110,000

Directors may defer their cash compensation by participating in the Company’s Deferred Compensation Program (filed December 9, 2009 as Exhibit 10.2 to the Company’s Current Report on Form 8-K).

Directors may receive the equity component of their compensation in restricted stock or restricted stock units (RSUs). In either case, the awards have a 12-month vesting period ending on the day preceding the next annual meeting of shareholders. Vesting accelerates in the event of death, disability or a change in control of the Company. The number of shares is calculated by dividing the dollar value by the closing price of the Company’s stock on the grant date. RSUs are settled in shares of common stock and earn dividend equivalents at a 20% discount to the market price of Company stock on the dividend payment date. Directors may elect to defer settlement of the RSU award for 2 to 10 years after the grant date.

The Company pays for travel expenses the directors incur to attend Board meetings.